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                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                               TALITY CORPORATION

                                    ARTICLE I

                               NAME OF CORPORATION

                        The name of this Corporation is:

                               TALITY CORPORATION


                                   ARTICLE II

                                REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is National Corporate Research Ltd., City of Dover, County of Kent, and the name of its registered agent at that address is 615 South Dupont Highway, Dover DE 19901.

                                   ARTICLE III

                                     PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as may be amended or replaced (the "DGCL").

                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

            SECTION 1. Number of Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred million (100,000,000) shares, all of which shares shall be common stock, par value $0.001 per share (the "Common Stock").

            SECTION 2. Authorized Common Stock. The Common Stock shall consist solely of two classes designated "Class A Common Stock" and "Class B Common Stock." The authorized number of shares of Class A Common Stock shall be ninety-nine million nine hundred ninety-nine thousand (99,999,000) and the authorized number of shares of Class B Common Stock shall be one thousand (1,000). The Board of Directors of the Corporation (the

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"Board of Directors") may (or, as specified below, shall) authorize the issuance of shares of Class A Common Stock and shares of Class B Common Stock from time to time subject to the foregoing.

            SECTION 3. Terms of Common Stock; Voting.

            (a) All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same rights and privileges, except as set forth in (b) below. All classes of Common Stock shall vote together as a single class on all matters submitted to a vote of the stockholders.

            (b) Holders of shares of Class A Common Stock shall be entitled to one vote per share and holders of shares of Class B Common Stock shall be entitled to 83,850,000 votes per share.

                                    ARTICLE V

                  MANAGEMENT OF THE AFFAIRS OF THE CORPORATION

            SECTION 1. Board of Directors. The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all the powers of the Corporation and do all such lawful acts and things that are not conferred upon or reserved to the stockholders by law, by this Certificate or the Bylaws.

            SECTION 2. Additional Management Provisions.

            (a) The Board of Directors shall have the power to make, alter, amend, change, repeal or rescind the Bylaws by the affirmative vote of a majority of the members of the Board of Directors then in office.

            (b) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. A director shall hold office until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

        The Corporation may in the Bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

                                   ARTICLE VI

                        LIMITATIONS ON DIRECTOR LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i)


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for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE VII

                                 CORPORATE POWER

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                  ARTICLE VIII

                                  INCORPORATOR

        The name and mailing address of the incorporator of the Corporation is:

                      Tami Girardi
                      c/o National Corporate Research, Ltd.
                      615 South Dupont Highway
                      Dover, Delaware 19901



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        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware, and in pursuance of the DGCL, does make and file this Certificate.

Dated: July 13, 2000

                                       /s/ TAMI GIRARDI
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                                       Tami Girardi, Incorporator


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